EXHIBIT 21.1

PLC SYSTEMS INC.

SUBSIDIARIES OF THE REGISTRANT

1.)                      PLC Medical Systems, Inc., a Delaware Corporation

2.)                      PLC Sistemas Medicos Internacionais (Deutschland) GmbH, a German Corporation

3.)                      PLC Medical Systems AG, a Swiss Corporation